Exhibit 10.11.5
AMENDED AND RESTATED KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2021, by and between MGIC Investment Corporation, a Wisconsin corporation (hereinafter referred to as the “Company”), and the person whose name appears on the signature page hereof (hereinafter referred to as “Executive”).
WHEREAS, the Executive is employed by the Company and/or a subsidiary of the Company (hereinafter referred to collectively as the “Employer”) in a key executive capacity, the Executive’s services are valuable to the conduct of the business of the Company and the Executive has acquired certain confidential information and data with respect to the Company;
WHEREAS, the Company desires to continue to attract and retain dedicated and skilled management employees and to protect its confidential information and goodwill;
WHEREAS, the Company recognizes that circumstances may arise in which a change in control of the Company occurs, through acquisition or otherwise, thereby causing a potential conflict of interest between the Company’s needs for the Executive to remain focused on the Company’s business and for the necessary continuity in management prior to and following a change in control, and the Executive’s reasonable personal concerns regarding future employment with the Employer and economic protection in the event of loss of employment as a consequence of a change in control;
WHEREAS, the Company and the Executive desire that any proposal for a change in control or acquisition of the Company will be considered by the Executive objectively and with reference only to the best interests of the Company and its shareholders; and
WHEREAS, the Executive will be in a better position to consider the Company’s best interests if the Executive is afforded reasonable economic security, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:
1.Definitions. Capitalized terms used in this Agreement shall have the meanings given to them in the Appendix.
2.Termination of Employment Prior to Change in Control.
(a)Subject to Subsection 2(b), the Employer and the Executive shall each retain the right to terminate the employment of the Executive at any time prior to a Change in Control. Subject to Subsection 2(b), in the event the Executive’s employment is terminated prior to a Change in Control, this Agreement shall be terminated and cancelled and of no further force and effect, and any and all rights and obligations of the parties hereunder shall cease.
(b)Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Employer is terminated (other than a termination due to the Executive’s death or as a result of the Executive’s disability) during the period of 90 days prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (ii) was by the Executive for Good Reason or was by the Employer for other than Cause and otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement such termination of employment shall be deemed a Covered Termination, Notice of Termination shall be deemed to have been given, and the Employment Period shall be deemed to have begun on the date of such termination which shall be deemed to be the Termination Date and the date of the Change in Control for purposes of this Agreement.
3.Employment Period Following a Change in Control; Effect of Change in Control on Existing Equity-Based Awards.
(a)Continued Employment. If a Change in Control occurs when the Executive is employed by the Employer, the Employer will continue thereafter to employ the Executive during the Employment Period, and the Executive will remain in the employ of the Employer in accordance with and subject to the terms and provisions of this Agreement. The foregoing notwithstanding, an Executive may terminate his or her employment for any or no reason during the Employment Period. Payments under this Agreement upon a voluntary termination of employment by the Executive other than for Good Reason shall be as provided in Section 4. Any Termination of Employment of the Executive during the Employment Period, whether by the Company or the Employer, shall be deemed a Termination of Employment by the Company for purposes of this Agreement.
(b)Duties. During the Employment Period, the Executive (i) shall devote the Executive’s best efforts and all of the Executive’s business time, attention and skill to the business and affairs of the Employer and (ii) shall be entitled to materially the same job function as held by the Executive at the time of the Change in Control or such other job function or functions as shall be mutually agreed upon in writing by the Executive and the Employer from time to time. The services which are to be performed by the Executive hereunder are to be rendered in the same metropolitan area in which the Executive was employed at the date of such Change in Control (excluding any remote work arrangement), or in such other place or places as shall be mutually agreed upon in writing by the Executive and the Employer from time to time. Any travel incident to the Executive’s job function shall not be deemed to result in a breach of the immediately preceding sentence by the Company.
(c)Compensation. During the Employment Period, the Executive shall be compensated as follows:
(i)Salary. The Executive shall receive, at reasonable intervals (but not less often than monthly) and in accordance with such standard policies as may be in effect immediately prior to the Change in Control, an annual base salary in cash equivalent of not less than the Executive’s highest annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control, or if prior to the Change in Control, the Employer had approved an increase in such base salary to take effect after the Change in Control, at such higher rate beginning on the date on which such increase was to take effect (determined prior to any reduction for amounts deferred under Section 401(k) of the Code or otherwise, or deducted pursuant to a cafeteria plan or qualified transportation benefit under Sections 125 and 132(f) of the Code). During the Employment Period, the Compensation Committee will consider and appraise, annually, the contributions of the Executive to the Company, and in accordance with the Company’s practice prior to the Change in Control, good faith consideration shall be given to the upward adjustment of the Executive’s annual base salary, annually (such annual base salary amount as adjusted upward from time to time is hereafter referred to as the “Annual Base Salary”).
(ii)Expense Reimbursement. The Executive shall be reimbursed, at such intervals and in accordance with such standard policies that were in effect at any time during the 90-day period immediately prior to the Change in Control, for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer, including travel expenses.
(iii)Fringe Benefits.
(1)The Executive and/or the Executive’s family, as the case may be, shall be included, to the extent eligible thereunder (which eligibility shall not be conditioned on the Executive’s salary grade or on any other requirement which excludes persons of comparable status to the Executive unless such exclusion was in effect for such plan or an equivalent plan at any time during the 90-day period immediately prior to the Change in Control), in any and all plans providing benefits for the Employer’s salaried employees in general, including but not limited to group life insurance, hospitalization, medical, dental, pension, and profit sharing.
(2)The Executive shall be included in all plans providing additional benefits to executives of the Employer of comparable status and position to the Executive, including but not limited to deferred compensation, supplemental retirement, and similar or comparable plans, and shall receive fringe benefits made available to executives of the Employer of comparable status and position to the Executive; provided, that the Employer’s obligation to include the Executive in bonus and equity-based compensation plans shall be determined by Subsections 3(c)(v) and (vi), respectively.
(3)The aggregate annual value of the benefits made available to the Executive pursuant to this Subsection 3(c)(iii) shall be substantially similar to the highest aggregate annual value of the benefits of the type referred to in such Subsection that were made available to the Executive at any time during the 90-day period immediately prior to the Change in Control.
(iv)Paid Time Off. The Executive shall annually be entitled to not less than the amount of paid time off and not fewer than the highest number of paid holidays to which the Executive was entitled annually at any time during the 90-day period immediately prior to the Change in Control.
(v)Bonus.
(1)The Executive shall be included in a bonus plan of the Employer which shall satisfy the standards described below (such plan, the “Post-Change Bonus Plan”). Bonuses under the Post-Change Bonus Plan shall be payable annually with respect to achieving such annual financial or other goals reasonably related to the business of the Employer and the role of the Executive as the Employer shall establish (the “Goals”), all of which Goals that are determinable under objective standards shall be attainable on an annual basis with approximately the same degree of probability as the comparable goals under the Employer’s bonus plan or plans as in effect at any time during the 90-day period immediately prior to the Change in Control (whether one or more, the “Pre-Change Bonus Plan”) and in view of the Employer’s existing and projected financial and business circumstances applicable at the time such goals for the Pre-Change Bonus Plan were set.
(2)The target and maximum bonus opportunities (the “Bonus Opportunities”) that the Executive is eligible to earn under the Post-Change Bonus Plan, corresponding to the target and maximum Goals, shall be no less than the Bonus Opportunities the Executive was eligible to earn under the Pre-Change Bonus Plan. The Bonus Opportunities earned shall be paid in cash within 75 days after the end of the related fiscal year.
(vi)Equity Awards. The Executive shall be entitled to receive annual grants of Equity Awards (the “Post-Change Equity Awards”) that are as favorable to the Executive as the more favorable of the Equity Awards granted to the Executive in either the year of, or the year immediately preceding, the Change in Control, with respect to the grant date fair value of such awards and the length of vesting periods of such awards, provided that such Post-Change Equity Awards may be offset by value provided through increases to another pay element. In addition, the Post-Change Equity Awards shall either (i) relate to, and be settled in, a class of equity that is listed and traded on a national securities exchange, or (ii) be settled in cash, in either case, such settlement to be within 75 days of the end of the applicable vesting or performance period. For purposes hereof, unless associated with a promotion, any grants made prior to a Change in Control that are designated as special or non-recurring awards shall not be considered in determining the Post-Change Equity Awards.
(d)Effect of Change in Control on Existing Equity Awards. Upon a Change in Control, unless a more favorable result for the Executive is provided under the applicable equity-based incentive plan document or award agreement, then:
(i)If the Compensation Committee reasonably determines in good faith prior to the occurrence of a Change in Control that each Equity Award then held by the Executive shall be assumed, or new rights substituted therefor, in each case by means of an Alternative Award, by the Executive’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, then any Equity Awards then held by the Executive shall be converted to Alternative Awards as of the occurrence of such Change in Control.
(ii)To the extent clause (i) does not apply, upon the occurrence of a Change in Control:
(1)All outstanding options to purchase shares of the Company’s common stock (“Options”) (regardless of whether in tandem with stock appreciation rights relating to shares of the Company’s common stock (“SARs”)) then held by the Executive shall become fully vested and exercisable.
(2)All outstanding SARs (regardless of whether in tandem with Options) then held by the Executive shall become fully vested and exercisable.
(3)All outstanding restricted shares of the Company’s common stock or restricted stock units relating to the Company’s common stock:
(a)that vest without reference to the extent to which one or more performance goals are attained shall become fully vested;

(b)that vest with respect to the extent to which performance goals have been achieved shall become vested in an amount calculated by assuming that performance goals have been achieved equal to the greater of (x) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such Equity Awards), (y) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (z) the most recently forecasted performance through the end of the performance period.
4.Payments Upon Termination for Cause or Without Good Reason. If there is a Covered Termination for Cause or due to the Executive’s voluntarily terminating his or her employment other than for Good Reason (any such terminations to be subject to the procedures set forth in Section 10), then the Executive shall be entitled to receive only Accrued Benefits pursuant to Subsection 6(a).
5.Payments Upon Termination Giving Rise to a Termination Payment. If there is a Covered Termination by the Executive for Good Reason, or by the Company other than by reason of (i) death, (ii) Disability pursuant to Section 9 hereof, or (iii) Cause (any such terminations to be subject to the procedures set forth in Section 10 hereof), then the Executive shall be entitled to receive, and the Company shall pay or provide, as applicable:
(a)Accrued Benefits pursuant to Subsection 6(a).
(b)Prorated bonus pursuant to Subsection 6(b).
(c)The Termination Payment pursuant to Subsection 6(c) as liquidated damages and additional severance pay and in consideration of the covenant of the Executive set forth in Subsection 11(a).
(d)The Executive shall receive until the end of the second calendar year following the calendar year in which the Executive’s Termination of Employment occurs, at the expense of the Company, outplacement services, on an individualized basis at a level of service commensurate with the Executive’s status with the Company immediately prior to the date of the Change in Control (or, if higher, immediately prior to the Executive’s Termination of Employment), provided by a nationally recognized executive placement firm selected by the Company; provided that the cost to the Company of such services shall not exceed 10% of the Executive’s Annual Base Salary.
(e)Until the earlier of (x) the end of a period of 24 months following the Termination Date or (y) such time as the Executive has obtained new employment and is covered by benefits which in the aggregate are at least equal in value to the following benefits, the Executive shall continue to be covered, at the expense of the Company, by the same or equivalent life insurance, hospitalization, medical and dental coverage as was required hereunder with respect to the Executive immediately prior to the date the Notice of Termination is given, subject to the following:
(i)If applicable, following the end of the COBRA continuation period, if such hospitalization, medical or dental coverage is provided under a health plan that is subject to

Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith.
(ii)During the first six months following the Executive’s Termination Date, the Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six month period, the Company shall make a cash payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period.
(iii)If the Executive is entitled to the Termination Payment pursuant to Subsection 2(b), within ten days following the Change in Control, the Company shall reimburse the Executive for any COBRA premiums the Executive paid for his or her hospitalization, medical and dental coverage under COBRA from the Executive’s Termination Date through the date of the Change in Control.
(f)The Company shall cause the Executive to be fully and immediately vested in his or her accrued benefit under any supplemental executive retirement plan of the Employer providing benefits for the Executive (the “SERP”).
(g)If the Executive is not fully vested in all accrued benefits under any defined contribution retirement plan of the Employer, the Company shall make a lump sum payment to the Executive in an amount equal to the difference between the fully vested amount of the Executive’s account balances under such plan at the Termination Date and the vested amount of such balances at such time.
(h)The Company shall reimburse the Executive for up to an aggregate of $10,000 in (A) tax preparation assistance fees for the tax year in which the Termination Payment is made and (B) fees and expenses of consultants and/or legal or accounting advisors engaged by the Executive to advise the Executive as to matters relating to the computation of benefits due and payable under Subsection 6(c).
(i)Unless a more favorable result for the Executive is provided under the applicable equity-based incentive plan document or award agreement, Equity Awards shall be treated as follows:
(i)All outstanding stock options (regardless of whether in tandem with stock appreciation rights) then held by the Executive shall become fully vested and exercisable as of the Termination Date.
(ii)All outstanding stock appreciation rights (regardless of whether in tandem with stock options) then held by the Executive shall become fully vested and exercisable as of the Termination Date.
(iii)All outstanding shares of restricted stock or restricted stock units:
(1)that, as determined as of immediately prior to the Termination Date, vest without reference to the extent to which one or more performance goals are attained shall become fully vested as of the Termination Date;

(2)that, as determined as of immediately prior to the Termination Date, vest with respect to the extent to which performance goals have been achieved shall become vested in an amount calculated by assuming that performance goals have been achieved equal to the greater of (x) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such Equity Awards), (y) performance as measured through the Termination Date, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the Termination Date, or (z) the most recently forecasted performance through the end of the performance period.
6.Payment Amounts.
(a)Accrued Benefits. For purposes of this Agreement, the Executive’s “Accrued Benefits” shall include the following amounts, payable as described herein: (i) all unpaid Annual Base Salary for the time period ending with the Termination Date; (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Employer for the time period ending with the Termination Date; (iii) any and all other cash earned through the Termination Date and deferred at the election of the Executive or pursuant to any deferred compensation plan then in effect; (iv) all other payments and benefits to which the Executive (or in the event of the Executive’s death, the Executive’s surviving spouse or other beneficiary) may be entitled as compensatory fringe benefits or under any benefit plan of the Employer, excluding severance payments under any Employer severance policy, practice or agreement in effect immediately prior to the Change in Control. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to Subsections 6(a)(i) and (ii) or, with respect to Subsections 6(a) (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits.
(b)Prorated Bonus. If there is a Covered Termination described in Section 5, the Executive shall be paid a lump sum payment, subject to any deferral election, of the bonus or incentive compensation otherwise payable to the Executive with respect to the year in which termination occurs under all bonus or incentive compensation plans in which the Executive is a participant, pro-rated to reflect any partial year of service and calculated on the basis of the greater of (I) performance as measured through the Termination Date with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Termination Date, or (II) the most recently forecasted performance through the end of the performance period.
(c)Termination Payment.
(i)The Termination Payment shall be an amount equal to two times the sum of (A) the Executive’s Annual Base Salary (as determined as of the time of the Change in Control or, if higher, immediately prior to the date the Notice of Termination is given); (B) an amount equal to the greater of (v) the Executive’s targeted bonus for the year in which the Termination Date occurs; (w) the bonus the Executive received for the year in which the Change in Control occurred or (x) the bonus the Executive received for the year prior to the year in which the Change in Control occurred (each year described in clauses (w) and (x) is herein referred to as a “Prior Year”); and (C) the dollar value of the accruals that were or would have been credited to the Executive’s accounts under the pension plan and the SERP for, whichever is greater, the year in which the Termination Date occurs or a Prior Year plus an amount equal to the Company’s matching contribution and profit sharing contribution under the Company’s defined contribution profit sharing and savings plan for, whichever is greater, the year in which the Termination Date occurs or a Prior Year; provided, however, that such amount shall not be less than the severance benefits to which the Executive would have been entitled under the Company’s severance policies and practices in effect immediately prior to the Change in Control.
The Termination Payment shall be paid to the Executive in cash equivalent in two lump sums if any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise at the time of the Executive’s Termination of Employment. The first lump sum shall be paid within ten (10) business days after the Executive’s Termination Date and shall equal two times the lesser of (y) the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the taxable year in which the Executive has a Termination of Employment or (z) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive has a Termination of Employment, but in no case shall such first lump sum exceed the Termination Payment amount. The second lump sum payment shall be equal to the difference between the Termination Payment amount and the amount of the first lump sum, and such amount shall be paid six months and one day after the Executive’s Termination Date. Each lump sum payment shall be deemed a separate payment for purposes of Code Section 409A. If the Company or any Affiliate has no publicly traded stock, as described above, at the Executive’s Termination of Employment, then the entire Termination Payment shall be paid within ten (10) business days after the Executive’s Termination Date. Any Termination Payment amount paid six months and one day after the Executive’s Termination Date shall be accompanied by a payment of interest calculated at Prime, compounded quarterly. Notwithstanding the foregoing, in the event the Executive’s Termination Date is pursuant to Subsection 2(b), the Termination Payment shall be paid within ten (10) business days after the date of the Change in Control (as defined without reference to Subsection 2(b)), without interest. The Termination Payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of Executive to, any other severance payments under any Company severance policy, practice or agreement.
(ii)In the event that the Company’s auditors or tax advisors determine that any portion of any payment or benefit under this Agreement, or under any other agreement with or plan of the Employer, including payments that may be deemed to have occurred on account of accelerated vesting of Equity-Based Awards (the “Total Payments”) would constitute an Excess Parachute Payment, and would, but for this Subsection 6(c)(ii), result in the imposition on the Executive of an excise tax under Code Section 4999 (the “Excise Tax”), then the aggregate present value of the Total Payments to the Executive shall be reduced (but not below zero) to the amount, expressed as a present value, that maximizes the aggregate present value of the Total Payments without causing any portion of the Total Payment to be subject to the Excise Tax (the “Reduced Amount”); provided that the foregoing reduction in the Total Payments shall not apply if the after-tax value to the Executive of the Total Payments prior to reduction in accordance herewith is greater than the after-tax value to the Executive if the Total Payments are reduced in accordance herewith, with the Executive responsible to pay his or her Excise Tax.

For purposes of the calculations required pursuant to this Subsection 6(c), the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation (including, for the avoidance of doubt, the tax imposed by Code Section 4999 to the extent applicable) on the date on which the applicable payment is made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s domicile for income tax purposes on the date on which the applicable payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
Any reduction in Total Payments required by Section 6(c) shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the Parachute Payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made in whatever manner complies with Code Section 409A.
(iii)Clause (ii) of this Subsection 6(c) shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. If such provisions are repealed without successor, then clause (ii) of this Subsection 6(c) shall be cancelled without further effect.
(iv)Executive agrees that this Agreement and any other agreements which may give rise to any Section 409A Tax may be amended by the Company on one or more occasions without the consent or approval of the Executive if in the determination of the Compensation Committee such amendment is necessary or appropriate to conform the provisions of such agreement to Treasury Regulation 1.409A-1 et seq. or any position published by the Internal Revenue Service with respect to Section 409A of the Code. The right of the Company to make such an amendment does not depend on whether the applicable agreement is subject to such Section but will enable the Company to have uniform provisions among all agreements having provisions such as the one being amended, including those under which compensation is subject to such Section. Any such amendment will become effective upon notice to the Executive. The Company will seek to give the Executive notice of an amendment with reasonable promptness after the Compensation Committee has approved the amendment.
7.Death.
(a)Except as provided in Subsection 7(b), in the event of a Covered Termination due to the Executive’s death, the Executive’s estate, heirs and beneficiaries shall receive all the Executive’s Accrued Benefits through the Termination Date.
(b)In the event the Executive dies after a Notice of Termination is given (i) by the Company other than by reason of Disability or Cause, or (ii) by the Executive for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the benefits described in Subsection 7(a); a prorated bonus described in Subsection 6(b); and, subject to the provisions of this Agreement, to such Termination Payment as the Executive would have been entitled to had the Executive lived, except that the Termination Payment shall be paid within 90 days following the date of the Executive’s death, without interest thereon. In addition, the Company shall cause the Executive to be fully and immediately vested in his or her accrued benefit under the SERP; if the Executive is not fully vested in all accrued benefits under any defined contribution retirement plan of the Employer, the Company shall make a lump sum payment to the Executive’s estate in an amount equal to the difference between the fully vested amount of the Executive’s account balances under such plan at the Termination Date and the vested amount of such balances at such time; and the Executive’s Equity Awards shall be settled as provided in Section 5(i). For purposes of this Subsection 7(b), the Termination Date shall be the earlier of thirty days following the giving of the Notice of Termination, subject to extension pursuant to the definition of Termination of Employment, or one day prior to the end of the Employment Period.
8. [Intentionally Omitted]
9.Termination for Disability. If, during the Employment Period, as a result of the Executive’s Disability, the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination contemplated below), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis, the Company may terminate the Executive’s employment for purposes of this Agreement pursuant to a Notice of Termination given in accordance with Section 10. If the Executive’s employment is terminated on account of the Executive’s Disability in accordance with this Section, the Executive shall receive Accrued Benefits in accordance with Subsection 6(a), and prorated bonus in accordance with Subsection 6(b) and shall remain eligible for all benefits provided by any long-term disability programs of the Company in effect at the time of such termination.
10.Termination Notice and Procedure. Any Covered Termination by the Company or the Executive (other than a termination of the Executive’s employment that is a Covered Termination by virtue of Subsection 2(b)) shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures and those set forth in Section 21:
(a)If such termination is for Disability, Cause or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination.
(b)If the Notice is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder on or after the date fifteen days after the delivery of Notice of Termination and shall in any event cease employment on the Termination Date. If the Notice is given by the Company, then the Executive may cease performing his duties hereunder on the date of receipt of the Notice of Termination, subject to the Executive’s rights hereunder.
(c)To the extent provided by the definition of Termination Date, the Executive shall have ten days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of the Executive’s employment for Cause under this Agreement pursuant to Subsection (iii) of the definition of Cause.

(d)The recipient of any Notice of Termination shall personally deliver or mail in accordance with Section 21 written notice of any dispute relating to such Notice of Termination to the party giving such Notice within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period without a dispute, the contents of the Notice of Termination shall become final and not subject to dispute.
11.Further Obligations of the Executive.
(a)Restrictive Covenants. The Executive agrees that, in the event of any Covered Termination where the Executive is entitled to the Termination Payment, the following separate and divisible covenants shall apply:
(i)Executive shall not, for a period expiring twelve months after the Termination Date, without the prior written approval of the Company’s Board of Directors, directly or indirectly solicit or induce, or assist in any manner in the solicitation or inducement of any employee of the Company who was subject to the Executive’s direct supervision or about whom the Executive received any confidential information, in either event during any part of the last year of the Executive’s employment, to accept any employment, consulting, contracting or other confidential relationship with any Competitor;
(ii)Executive shall not, for a period expiring twelve months after the Termination Date, without the prior written approval of the Company’s Board of Directors, solicit, for the purpose of selling Restricted Products/Services, any customer of the Company to whom the Company or its affiliates have sold or provided Restricted Products/Services during the Relevant Period, and with whom during the Relevant Period Executive had substantial contacts, or about whom during the Relevant Period Executive received Protected Information or Trade Secrets; and
(iii)Executive shall not, for a period expiring twelve months after the Termination Date, without the prior written approval of the Company’s Board of Directors, participate in the management of or be employed by, in either event in any capacity in which Executive’s knowledge of Protected Information or Trade Secrets or personal association with the goodwill of the Company would reasonably be considered useful, or own any business enterprise at a location within the United States that engages in substantial competition with MGIC, where such enterprise’s revenues from any such competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Subsection 11(a) shall prohibit the Executive from owning stock or other securities of a Competitor amounting to less than five percent of the outstanding capital stock of such Competitor.
(b)Confidentiality.
(i)General. During and for two years following the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Protected Information of the Company (including that of the Employer), except to the extent authorized in writing by the Board of Directors of the Company or required by any court or administrative agency, other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company. Protected Information shall not include any information known generally to the public or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company. Following the Executive’s employment by the Company, the Executive shall not use or disclose any Trade Secret of the Company for any purpose for so long as the Trade Secret remains entitled to protection as a trade secret under applicable law.
(ii)Exceptions. Notwithstanding anything to the contrary in this Agreement:
(1)Nothing in this Agreement will prohibit, interfere with or discourage a good faith disclosure by Executive of any Protected Information to any governmental entity related to a suspected violation of the law.
(2)Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected Trade Secrets and/or other Protected Information as long as the disclosure is made in (I) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (II) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.
(3)The Company will not retaliate against Executive in any way for a disclosure made in accordance with applicable law.
(4)If Executive makes a disclosure of any Trade Secret or Protected Information in accordance with applicable law and Executive subsequently files a lawsuit against the Company alleging that the Company retaliated against the Executive because of its disclosure, the Executive may disclose such Trade Secret or Protected Information to the Executive’s attorney and may use the same in the court proceeding only if (I) the Executive ensures that any court filing that includes the Trade Secret or Protected Information at issue is made under seal; and (II) the Executive does not otherwise disclose the Trade Secret or Protected Information except as required by court order.
12.Expenses and Interest. If, after a Change in Control, (i) a dispute arises with respect to the enforcement of the Executive’s rights under this Agreement, (ii) any arbitration proceeding shall be brought to enforce or interpret any provision contained herein or to recover damages for breach hereof, or (iii) any legal proceeding shall be brought with respect to the arbitration provisions hereof, in each case so long as, and to the extent that, the Executive prevails in such proceeding, the Executive shall recover from the Company the reasonable attorneys’ fees and necessary costs and disbursements incurred as a result of the dispute, arbitration or legal proceeding as to which the Executive has prevailed (“Expenses”), and prejudgment interest on any arbitration award obtained by the Executive calculated at Prime from the date that payments to him or her should have been made under this Agreement. Within ten days after the Executive’s written request therefore (but in no event later than the end of the calendar year following the calendar year in which such Expense is incurred), the Company shall reimburse the Executive, or such other person or entity as the Executive may designate in writing to the

Company, the Expenses. Any dispute as to the reasonableness of the Expenses incurred, or the extent to which the Executive has prevailed, shall be resolved by the arbitrator.
13.Payment Obligations Absolute. The Company’s obligation during and after the Employment Period to pay the Executive the amounts and to make the benefit and other arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else. Except as provided in Subsection 6(c) and Section 12, all amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive, or from whomsoever may be entitled thereto, for any reason whatsoever.
14.Successors.
(a)If the Company sells, assigns or transfers all or substantially all of its business and assets to any Person or if the Company merges into or consolidates or otherwise combines (where the Company does not survive such combination) with any Person (any such event, a “Sale of Business”), then the Company shall assign all of its right, title and interest in this Agreement as of the date of such event to such Person, and the Company shall cause such Person, by written agreement (an “Assumption Agreement”), to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company, and the Assumption Agreement shall be in form and substance reasonably satisfactory to the Executive (but if at the time of a Sale of Business, the chief executive officer of the Company or any officer of Company who is among the next four highest ranking officers of the Company has a Key Executive Employment and Severance Agreement, and any of such officers approves the Assumption Agreement, the Executive, if not one of such five officers, shall be deemed to have approved the Assumption Agreement). Failure of the Company to obtain an Assumption Agreement prior to the effective date of such Sale of Business shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing the date upon which such Sale of Business becomes effective shall be deemed the Termination Date. In case of such assignment by the Company and of assumption and agreement by such Person, as used in this Agreement, “Company” shall thereafter mean such Person which executes and delivers the Assumption Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such Person; and “Employer” shall mean such Person or a subsidiary of such Person. The Executive shall, in his or her discretion, be entitled to proceed against any or all of such Persons, any Person which theretofore was such a successor to the Company and the Company (as so defined) in any action to enforce any rights of the Executive hereunder. Except as provided in this Subsection 14(a), this Agreement shall not be assignable by the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.
(b)This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive under Sections 4, 5, 6, 7, 9 and 12 if the Executive had lived shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives; provided, however, that the foregoing shall not be construed to modify any terms of any benefit plan of the Employer, as such terms are in effect on the date of the Change in Control, that expressly govern benefits under such plan in the event of the Executive’s death.
15.Severability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.
16.Contents of Agreement; Waiver of Rights; Amendment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, and the Executive hereby waives all rights under any prior or other agreement or understanding between the parties with respect to such subject matter. Any implication to the contrary in the preceding sentence notwithstanding, this Agreement shall not affect the Executive’s obligations under non-competition or confidentiality agreement with the Company, the Employer or MGIC. This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Executive, provided, however, the Company may, on one or more occasions without the approval of the Executive, amend this Agreement with the approval of the Board to the extent the Company determines such amendment is necessary to comply with the provisions of the Emergency Economic Stabilization Act of 2008 or any regulation or program issued or established thereunder. Any such amendment will become effective upon notice to the Executive. The Company will seek to give the Executive notice of an amendment with reasonable promptness after the Board has approved the amendment.
17.Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by law. In addition, if prior to the date of payment of the Termination Payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly. The Company shall be entitled to rely on an opinion of its tax advisor if any question as to the amount or requirement of any such withholding shall arise.
18.Additional Section 409A Provisions.
(a)If any payment amount or the value of any benefit under this Agreement is required to be included in an Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a distribution, in a lump sum, within 90 days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such distribution shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.
(b)The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code and, subject to mutual written consent of the Executive and the Company, payments may be deferred hereunder to comply with Code Section 409A requirements.
(c)The Executive acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Section 409A of the Code, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than 90 days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one 180 days after such latest date.
19.Certain Rules of Construction. No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Executive and an authorized representative of the Company. This Agreement supersedes any prior Key Executive Employment and Severance Agreement between the Executive and the Company.
20.Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made therein between residents thereof. Any dispute arising out of this Agreement shall be determined by arbitration under the rules of the American Arbitration Association then in effect. The venue for the arbitration (and any legal action to enforce the foregoing obligation to arbitrate) shall be Milwaukee, Wisconsin or, if the Executive is not then residing or working in the Milwaukee, Wisconsin metropolitan area, in the judicial district encompassing the city in which the Executive resides; provided, that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be either Milwaukee, Wisconsin or in the judicial district encompassing that city in the United States among the thirty cities having the largest population (as determined by the most recent United States Census data available at the Termination Date) which is closest to the Executive’s residence. For purposes of any legal action to enforce the foregoing obligation to arbitrate, the parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction notwithstanding their residence or situs, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.
21.Notice. Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Subsection 10(d), shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or the President of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to MGIC Investment Corporation, Attention: Secretary (or President, if the Executive is the Secretary), 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.
22.No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.
23.Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MGIC INVESTMENT CORPORATION
By:
Name:
Title:
EXECUTIVE
By:
Name:
Address:

APPENDIX
DEFINITIONS
i.409A Affiliate. Each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with the Company within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50%” shall be used in place of the phrase “at least 80%” each place it appears therein or in the regulations thereunder.
ii.Accrued Benefits. “Accrued Benefits” has the meaning given to it in Subsection 6(a).
iii.Act. The Securities Exchange Act of 1934, as amended.
iv.Affiliate and Associate. The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Act.
v.Alternative Award. To be considered an “Alternative Award,” such award must
1.relate to a class of equity that is (or will be within 5 business days following the Change in Control) listed to trade on a recognized securities market;
2.provide the Executive with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under the replaced Equity Award, including, but not limited to, identical or better timing and methods of payment, including payment of accrued dividends and all provisions applicable in respect of such Equity Award that provide for accelerated vesting or continued vesting (in the case of Equity Awards that vest with respect to the extent to which performance goals have been achieved, if the Change in Control occurs during the course of the performance period applicable to the Equity Award, then (A) the performance goals shall be deemed to have been achieved at a level equal to the greater of (x) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of such Equity Awards), (y) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (z) the most recently forecasted performance through the end of the performance period; and (B) any Alternative Award shall not include a performance objective);
3.have substantially equivalent economic value to the Equity Award (as determined by the Committee as constituted immediately prior to the Change in Control); and
4.have terms and conditions which provide that if the Executive’s employment is terminated upon or within three years following such Change in Control by the Executive’s employer other than for Cause or by the Executive for Good Reason, the Executive’s rights under each such Alternative Award shall become fully vested and exercisable; provided, however, that with respect to any Equity Award that does not qualify for any applicable exemption from the application of Section 409A of the Code, the payment or distribution of the Alternative Award shall only be made at the time otherwise specified under the applicable plan or award agreement under which the Equity Award was granted without regard to the occurrence of the

Change in Control (including any six month delay in payment applicable to a “specified employee,” as determined in accordance with Section 409A of the Code)).
The economic value of existing performance-based Equity Awards shall be determined assuming the number of such Equity Awards that would have vested is based on the greater of (I) target performance (if no target performance was specified in the granting document, then target performance shall be the probable outcome that was assumed in determining the grant date fair value of the Equity Awards), (II) performance as measured through the date of the Change in Control, with the total performance goal adjusted to reflect the portion of the performance period that has lapsed through the date of the Change in Control, or (III) the most recently forecasted performance through the end of the performance period.
vi.Annual Base Salary. “Annual Base Salary” has the meaning given to it in Subsection 3(c)(i).
vii.Beneficial Owner. A Person shall be deemed to be the “Beneficial Owner” of any securities:
1.which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of rights issued pursuant to the terms of a shareholder rights agreement that may be entered into by the Company from time to time, at any time before the issuance of such securities;
2.which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this Subsection (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on a Schedule 13D under the Act (or any comparable or successor report); or
3.which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in Subsection (ii) above) or disposing of any voting securities of the Company.
viii.Bonus Opportunities. “ Bonus Opportunities” has the meaning given to it in Subsection 3(c)(5).

ix.Cause. “Cause” for termination by the Employer of the Executive’s employment shall, for purposes of this Agreement, be limited to (i) the engaging by the Executive in intentional conduct not taken in good faith which has caused demonstrable and serious financial injury to the Employer, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony (as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction, in effect after exhaustion of all rights of appeal) which substantially impairs the Executive’s ability to perform his duties or responsibilities; and (iii) subject to the right to cure provided in Section 10(c), continuing willful and unreasonable refusal by the Executive to perform the Executive’s duties or responsibilities (unless significantly changed without the Executive’s consent).
x.Change in Control. The occurrence of any one of the following events with respect to the Company:
1.any Person (other than (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities or (D) an entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2020, pursuant to express authorization by the Board of Directors of the Company (the “Board”) that refers to this exception) representing more than 25% of the total fair market value of the common stock of the Company or representing more than 25% of the total voting power of the common stock of the Company; or
2.during any 12 consecutive month period, the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on January 1, 2020, constituted the Board and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors on January 1, 2020, or whose initial appointment, election or nomination for election as a director which occurred after January 1, 2020 was approved by such vote of the directors then still in office at the time of such initial appointment, election or nomination who were themselves either directors on January 1, 2020 or initially appointed, elected or nominated by such majority vote as described above ad infinitum (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least a majority of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or
3.a merger, consolidation or share exchange of the Company with any other entity is consummated or voting securities of the Company are issued in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company entitled to vote generally in the election of directors outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof entitled to vote generally in the election of directors of such entity or parent outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after January 1, 2020, pursuant to express authorization by the Board that refers to this exception) representing at least 25% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or
4.the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets to a Person (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an Excluded Person or to an entity at least 75% of the total value or voting power of which is owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale. It is understood that in no event shall a sale or disposition of assets be considered to be a sale of substantially all of the assets unless the assets sold or disposed of have a total gross fair market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately prior to such sale or disposition.
xi.Code. The Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.
xii.Company. Subject to Section 14(a), “Company” has the meaning given to it in the first paragraph of this Agreement.
xiii.Competitor. Any company (regardless of the form of its organization), including a proprietorship (i) engaged in or preparing to engage in the business of guaranteeing or insuring mortgages on property in the United States, Puerto Rico or Guam, or (ii) engaged in or preparing to engage in competition with any other business in which the Company or any Affiliate is engaged, in any state or territory of the United States in which the Company or any Affiliate is so engaged, but only if such business accounted for at least 10% of the revenues of the Company and its subsidiaries, on a consolidated basis, during the Relevant Period.

xiv.Compensation Committee. The Board of Directors of the Company, the Management Development, Nominating and Governance Committee thereof, another appropriate committee thereof or a committee composed of members of management of the Employer, in each case, in accordance with the Company’s practice prior to the Change in Control with respect to executives of comparable position to the Executive.
xv.Covered Termination. Subject to Subsection 2(b), any Termination of Employment during the Employment Period where the Notice of Termination is delivered on, or the Termination Date is, any date prior to the end of the Employment Period.
xvi.Disability. “Disability” means the Executive is eligible for disability benefits under the Company’s long-term disability plan or eligible for Social Security disability benefits.
xvii.Effective Date. The date shown on the first page of this Agreement as the effective date on which this Agreement was entered into.
xviii.Employment Period. Subject to Subsection 2(b), a period commencing on the date of a Change in Control and ending at 11:59 p.m. Central Time on the third anniversary of such date.
xix.Employer. Subject to Section 14(a), “Employer” has the meaning given to it in the first Recital of this Agreement.
xx.Equity Award. All options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to restricted stock and restricted stock units, whether such units are settled in stock or cash.
xxi.Excess Parachute Payment. “Excess Parachute Payment” has the meaning assigned to it in Section 280G of the Code and shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code and the regulations thereunder (or any successor provisions thereto).
xxii.Excise Tax. “Excise Tax” has the meaning given to it in Subsection 6(c)(ii).
xxiii.Executive. “Executive” has the meaning given to it in the first paragraph of this Agreement.
xxiv.Expenses. “Expenses” has the meaning given to it in Section 12.
xxv.Goals. “Goals” has the meaning given to it in Subsection 3(c)(v).
xxvi.Good Reason. For purposes of this Agreement, the Executive shall have “Good Reason” for Termination of Employment in the event of:
1.A material diminution in the Executive’s annual base salary;
2.A material diminution in the Executive’s authority, duties, or responsibilities;
3.A change in the location of the Executive’s principal place of employment (excluding any remote work arrangement) to a location that is at least 50 miles away from the location of the Executive’s principal place of employment prior to such change (excluding any remote work arrangement), unless such new location is no farther from the Executive’s then-current residence than the immediately prior location and unless Executive is permitted to work on a remote basis to perform a substantial portion of his or her duties;
4.Any other action or inaction that constitutes a material breach by the Employer of this Agreement.
Good Reason shall not exist for a Termination of Employment unless the Executive provides notice to the Employer of the existence of the condition described in (i) through (iv) above within a period not to exceed 90 days of the initial existence of the condition, upon which the Employer has thirty days during which it may remedy the condition and not be required to pay the Termination Payment.
xxvii.MGIC. Mortgage Guaranty Insurance Corporation.
xxviii.Notice of Termination. Subject to Subsection 2(b), “Notice of Termination” has the meaning given to it in Section 10.
xxix.Parachute Payment. “Parachute Payment” has the meaning assigned to it in Section 280G of the Code and shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 280G(d)(4) of the Code and the regulations thereunder (or any successor provisions thereto).
xxx.Person. Any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.
xxxi.Post-Change Bonus Plan. “Post-Change Bonus Plan” has the meaning given to it in Subsection 3(c)(v).
xxxii.Post-Change Equity Awards. “Post-Change Equity Awards” has the meaning given to it in Subsection 3(c)(vi).
xxxiii.Pre-Change Bonus Plan. “Pre-Change Bonus Plan” has the meaning given to it in Subsection 3(c)(v).
xxxiv.Prime. The rate of interest announced by U.S. Bank, National Association, Milwaukee, Wisconsin, from time to time as its prime or base lending rate, such rate to be determined on the Termination Date.
xxxv.Prior Year. “Prior Year” has the meaning given to it in Subsection 6(c)(i).
xxxvi.Protected Information. Proprietary business and other information of the Company and its Affiliates which is confidential and not generally known to, or readily ascertainable by, Competitors of the Company or its Affiliates including, but not limited to: customer lists (including lists of potential customers); information regarding customer relationships, needs, or practices; information concerning the skills, experience, compensation, incentives and/or evaluations for one or more employees; nonpublic financial information; sources of supply; processes; strategic plans; business methods; investment strategies and plans; sales and marketing plans and materials; future market and product plans; pricing information; research and development techniques, processes, product development, work processes or methodologies; product analyses; inventions, formulas, or techniques; efficiency data and testing data; technology; drawings, engineering, code, code writing, software and hardware development and platform information; and internal memoranda and policies; provided, however, that information that is (i) in the public domain (other than as a result of a breach of this Agreement or other unlawful means), (ii) approved for immediate release by the Company for use and disclosure without restriction, (iii) lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or its Affiliates, or (iv) independently developed without reliance on other Protected Information is not Protected Information.
xxxvii.Relevant Period. The 24 months prior to the Termination Date.
xxxviii.Restricted Products/Services. Products or services that compete with (i) the products or services that were sold, provided, or offered for sale by the Company or any of its Affiliates within the continental United States within the Relevant Period, or (ii) the products or services that were sold, provided, or offered for sale by the Company or any of its Affiliates in any country of the world, within the Relevant Period; and (iii) products or services that were the subject of documented research, development, or pre-production efforts by the Company or any of its Affiliates, within the Relevant Period and, in each case, regarding which the Executive had knowledge of Protected Information or Trade Secrets or personal involvement in customer relationships ("Other Restricted Products/Services").
xxxix.Sale of Business. “Sale of Business” has the meaning given to it in Subsection 14(a).
xl.Section 409A Tax. Interest charges and taxes imposed by Section 409A(a)(1)(B) of the Code, or any state, local, or foreign taxes of a similar nature, or any interest charges or penalties with respect to such taxes.
xli.Termination Date. Except as otherwise provided in Subsection 2(b), Subsection 7(b), and Subsection 14(a), the term “Termination Date” means (i) if the Executive’s Termination of Employment is by the Executive’s death, the date of death; (ii) if the Executive’s Termination of Employment is by reason of voluntary early retirement, as agreed in writing by the Employer and the Executive, the date of such early retirement which is set forth in such written agreement; (iii) if the Termination of Employment is by reason of disability pursuant to Section 9, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period; (iv) if the Termination of Employment is by the Executive voluntarily (other than for Good Reason), the date the Notice of Termination is given; (v) if the Termination of Employment is by the Employer for Cause, the earlier of ten days after the Notice of Termination is given or one day prior to the end of the Employment Period; and (vi) if the Executive’s Termination of Employment is by the Employer (other than for Cause or by reason of disability pursuant to Section 9) or by the Executive for Good Reason, the earlier of thirty days after the Notice of Termination is given or one day prior to the end of the Employment Period. Notwithstanding the foregoing,
1.If termination is for Cause pursuant to Subsection (iii) of the definition of Cause and if the Executive has cured the conduct constituting such Cause as described by the Employer in its Notice of Termination within a ten-day or shorter period, then the Executive’s employment hereunder shall continue as if the Employer had not delivered its Notice of Termination; provided, however, the right of the Executive to cure such conduct shall apply only to the first Notice of Termination indicating that the termination is for Cause.

2.If the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination within the appropriate period following receipt thereof and it is finally determined that the reason asserted in such Notice of Termination did not exist, then (i) if such Notice was delivered by the Executive, the Executive will be deemed to have voluntarily terminated his employment and the Termination Date shall be the earlier of the date fifteen days after the Notice of Termination is given or one day prior to the end of the Employment Period and (ii) if delivered by the Company, the Company will be deemed to have terminated the Executive other than by reason of death, disability or Cause.
xlii.Termination of Employment. For purposes of this Agreement, the Executive’s Termination of Employment shall be presumed to occur (A) when the Company and Executive reasonably anticipate that no further services will be performed by the Executive for the Company and its 409A Affiliates or that the level of bona fide services the Executive will perform as an employee of the Company and its 409A Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of services) or (B) when the Company determines in good faith based on the facts and circumstances in accordance with Code Section 409A, upon a decrease in services by the Executive to more than 20% of such average level of bona fide services but less than 50%, that a Termination of Employment has occurred. The Executive’s Termination of Employment shall be presumed not to occur where the level of bona fide services performed by the Executive for the Company and its 409A Affiliates continues at a level that is 50% or more of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its 409A Affiliates over the immediately preceding 36-month period (or such lesser period of service). No presumption applies to a decrease in services that is more than 20% of such average level of bona fide services but less than 50%, and in such event, whether the Executive has had a Termination of Employment will be determined in good faith by the Company based on the facts and circumstances in accordance with Code Section 409A. Notwithstanding the foregoing, if Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide leave of absence, the Executive will not be deemed to have incurred a Termination of Employment for the first six months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine months without causing a Termination of Employment. The foregoing notwithstanding, no Termination of Employment shall be deemed to have occurred under this Agreement unless there has been a “separation from service” as defined under Code Section 409A and Termination of Employment shall be construed to mean “separation from service” as so defined.
xliii.Termination Payment. “Termination Payment” has the meaning given to it in Subsection 6(c)(i).
xliv.Trade Secrets. Information of the Company, including a formula, pattern, compilation, program, device, method, technique or process to which both of the following apply: (i) the information derives independent economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) the information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
xlv.Total Payments. “Total Payments” has the meaning given to it in Subsection 6(c)(ii).